EXHIBIT 10.40

Amended and Restated Digital Asset Management Agreement

This Amended and Restated Digital Asset Management Agreement (this “Agreement”) is entered into on December 12, 2025, to be effective as of January 1, 2026 (the “Effective Date”), by and between Hyrcanian Asset Management, LLC, a Puerto Rico limited liability company, acting as a digital asset manager, exempt from registration under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and the Commodity Exchange Act, as amended (the “CEA”), with its principal office at 2210 Dorado Beach Drive, Dorado, PR 00646 (the “Manager”); and USBC, Inc. (f/k/a Know Labs, Inc.), a Nevada corporation, with its principal office at 300 E 2nd Street, 15th Floor, Reno, Nevada, 89501 (the “Client” or “You”, and each of the Client and the Manager, a “Party” and collectively, the “Parties”).

WHEREAS, the Parties initially entered into that certain Digital Asset Management Agreement, dated August 5, 2025 (the “Initial Agreement”);

WHEREAS, the Client seeks to continue to engage the Manager to provide discretionary management services relating to those assets designated by the Client to be subject to the Manager’s discretionary authority as described in Schedule A (the “Assets” or the “Account”) and the Manager desires to continue such appointment; and

WHEREAS, the Manager was established to manage digital assets and digital assets derivatives positions aligned with the Client’s treasury objectives and will periodically review the Assets to ensure they meet the Client’s treasury needs, goals, objectives, and risk tolerance, as agreed upon.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree to amend the Initial Agreement and Schedules to read as follows, inclusive of the amended Schedules:

A.	Services and Duties.

1.

The Client hereby continues to appoint the Manager with respect to the Accounts designated by the Client in Schedule A for the period and on the terms set forth in this Agreement, and the Manager accepts such appointment. The duties of the Manager shall include, but shall not be limited to, the following:

i.

 The Manager, to the extent permitted by applicable laws, rules, and regulatory interpretations, will recommend a digital asset investment program focused on buying and selling call options on Bitcoin, excluding spot Bitcoin transactions (the “Program”). The Manager will manage the investment strategies, including which digital asset derivatives to buy, hold, sell, or exchange, and whether any portion of the Account should remain uninvested, and continuously review, supervise and administer the investment program of the Account.

ii.

With the Client’s prior written consent, the Manager may open one or more Separately Managed Accounts (“SMAs”), as listed in Schedule A. SMAs provide access to defined digital asset investment strategies following the Program, where the Manager on a discretionary basis, takes full responsibility for digital asset selection, and trading authority as described herein.

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iii.

The Manager will provide administrative services, which may include, but are not limited to: arranging custodial services through a separate agreement between the Client and a qualified custodian; coordinating with custodians to ensure comprehensive Account services; and preparing quarterly performance reports to supplement custodian-provided Account statements.

iv.

The Manager will designate an individual to serve as the primary Client contact and that person shall (i) be available as necessary to respond to the Client’s questions and inquiries; and (ii) maintain general familiarity with the status of Client’s account and recent activity therein.

v.

The Manager represents and warrants to the Client that either (A) it has a Business Continuity Plan (the “BCP”) in place, and that the Client has been afforded a reasonable opportunity to review the BCP or (B) it will create such BCP within thirty (30) days of the Effective Date, and such BCP shall be reasonably acceptable to the Client. Furthermore, the Manager represents and warrants that it will (x) promptly provide the Client with any amendments to the BCP and (y) promptly notify the Client in writing as soon as reasonably practicable, but in any event after no later than twenty-four (24) hours, upon discovery of any security breach at the Manager, and will provide the Client the response taken thereto.

vi.

The Manager agrees that it will undertake its responsibilities under this Agreement subject to the investment objectives, policies, guidelines, and restrictions as directed by the Client, the applicable rules and regulations of the Securities and Exchange Commission, the Commodity Futures Trading Commission, other applicable federal and state laws, and the rules of any self-regulatory agency all as from time to time in effect.

vii.

The Manager agrees that it will provide to the Client, on no less than a weekly basis, an electronic report that includes information regarding key portfolio characteristics and metrics, including but not limited to positions, exposures, collateral and margin statuses, portfolio average strike price and expiry, and such other risk characteristics related to the Account as the Client may reasonably require to view and understand the Account’s positioning and exposure to potential market movements, including price volatility. The Manager shall also provide the Client, on no less than a weekly basis, market commentary describing the change in portfolio construction over the week and an overview of the Bitcoin and the Bitcoin derivatives market, including relevant developments, trends, and risk factors necessary for the Client to understand the Account’s performance context and current market environment.

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viii.

The Manager agrees that it will report to the Client, on no less than a quarterly basis, an electronic overview of the Account’s trading performance and returns profile for the quarter and the year-to-date period within which that quarter occurs, a description of the Account’s risk posture and strategy execution during the period, and enhanced commentary and analysis regarding the quarter’s results and the Manager’s outlook for the forthcoming quarter. Such quarterly reports shall be delivered promptly following the end of each calendar quarter or at such other intervals as the Parties may agree in writing.

2.

The Client consents to the Manager including Assets in “batch” or “block” trades when purchasing or selling the same derivatives for multiple clients simultaneously, unless otherwise directed in writing by the Client. Such trades may be executed over-the-counter or via digital asset exchanges to achieve best execution or favorable terms. The Manager will strive to allocate transactions proportionally based on each client’s order, averaging prices and costs equitably. Batch trades will comply with applicable rules under the Advisers Act and SEC guidance, as applicable. The Manager will not receive additional compensation from batching. The Manager will process transactions promptly but does not guarantee same-day execution by the broker-dealer or custodian.

3.

The Manager shall at all times act in good faith and with the care, skill, prudence, and diligence under the circumstances then prevailing that a prudent professional experienced in providing similar services would use. The Manager shall act in the best interests of the Client and shall have a fiduciary duty to the Client with respect to the services provided under this Agreement.

B.	Representations and Obligations.

1.	Client Representations and Obligations.

i.	The Client hereby represents and warrants that they have independently determined that the digital asset strategy proposed by the Manager is suitable for their treasury needs, objectives, and risk tolerance. The Client acknowledges that they have had the opportunity to consult with their own advisors and have made this determination based on their own assessment.

ii.	Client represents and warrants to Manager that Client meets the definition of a “Qualified Client” as set forth in Rule 205-3 under the Advisers Act (“Rule 205-3”), specifically certifying and confirming that Client either has at least $1,100,000 under management with Manager immediately after entering into this Agreement, or has a net worth (together with assets held jointly with Client’s spouse, if applicable, but excluding the value of Client’s primary residence and certain indebtedness secured by such residence, as described in Rule 205-3) exceeding $2,200,000 immediately prior to entering into this Agreement, or otherwise qualifies as a Qualified Client pursuant to Rule 205-3. Client acknowledges that Manager is relying on this representation in determining Client’s eligibility for performance-based fees, and Client agrees to promptly notify Manager in the event that Client ceases to meet the criteria of a Qualified Client during the term of this Agreement.

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iii.	The Client agrees to inform the Manager in writing as soon as reasonably practicable of any material changes to their financial situation, investment objectives, or risk tolerance that may affect the suitability of the digital asset strategy. The Client acknowledges that failure to inform the Manager of such changes may affect the performance and appropriateness of the strategy.

iv.	Within thirty (30) days of the Effective Date, the Client represents that it will have access to 1000 Bitcoin (the “Minimum Balance”). Failure to meet or maintain this requirement may result in the Manager suspending services or terminating this Agreement, subject to written notice to the Client.

2.	Manager Representations and Obligations. The Manager represents to the Client as follows:

i.

the Manager has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of organization, with power and authority to own its own properties and conduct its business as currently conducted;

ii.

has full power and authority to enter into and perform this Agreement and has or will obtain all other governmental authorizations, approvals, consents or filings required in connection with the execution, delivery or performance of this Agreement by the Manager;

iii.

this Agreement constitutes a binding obligation of the Manager, enforceable against the Manager in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights or by general equity principles, regardless of whether such enforceability is considered in a proceeding in equity or at law;

iv.

the execution, delivery and performance of this Agreement do not conflict with any obligation by which the Manager is bound, whether arising by contract, operation of law or otherwise, or any applicable law, in each case in a manner that would result in a material adverse effect on the Manager or the Client or that would materially impede the Manager’s ability to perform its obligations hereunder;

v.	its execution and performance of this Agreement does not and will not violate any law, regulation, or agreement to which it is a party or by which it is bound;

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vi.	there are no pending or, to its knowledge, threatened actions, suits, or proceedings that would impair its ability to perform its obligations hereunder; and

vii.	it will comply with all applicable laws and regulations in the performance of its duties under this Agreement.

C.	Term. This Agreement remains in effect until terminated by either party with thirty (30) days’ written notice to the other. The Client may terminate within five (5) business days of signing without penalty, though any investment activity during this period is at the Client’s sole risk. Upon termination, fees will be prorated and charged until the notice is processed, typically within two (2) business days. The Manager will not be liable for losses due to market fluctuations during this period, absent gross negligence, bad faith, fraud or willful misconduct. Additionally, the Client may terminate this Agreement immediately upon written notice to the Manager in the event of (a) a material breach of this Agreement by the Manager (including, without limitation, the BCP requirements set forth in Section A.1.v), (b) the Manager’s insolvency or bankruptcy, (c) the commencement of any regulatory or enforcement action against the Manager that, in the Client’s reasonable judgment, materially impairs the Manager’s ability to perform its obligations, (d) a change in control of the Manager without the Client’s prior written consent and the Manager may terminate this Agreement upon the failure of the Client to maintain the Minimum Balance or (e) upon the occurrence of a Trigger Event. As used herein, (i) “Trigger Event” means if at any time and for any reason Gordon Grant (the “Principal”) dies, suffers a Permanently Disability, or ceases to have Active Involvement (which active involvement may be direct or indirect) in the business of the Manager for a period of more than thirty (30) consecutive days. (ii) “Permanent Disability” shall mean the Principal’s permanent and complete incapability due to physical or mental incapacity, to perform essential life activities (such as, without limitation, speaking, performing, manual tasks, or caring for oneself), as determined by the Client in its reasonable discretion and (iii) “Active Involvement” means the Principal’s ongoing, good‑faith, and material participation in the Manager’s business in a role and at a level consistent with the responsibilities held on the Effective Date.

D.	Fees and Expenses.

1.	The Client agrees to pay the Manager the fees as set forth and described in Schedule A attached hereto and incorporated herein by reference (the “Program Fee”).

2.	During the term of this Agreement, the Manager shall bear all costs and expenses incurred by the Manager in connection with providing digital advisory services under the Program, and the Client shall have no responsibility for such Program-related costs or expenses. Notwithstanding the foregoing, the Program Fee does not include brokerage commissions, trading costs, transaction charges, custodial fees, or other third-party fees, including without limitation, fees charged directly to Client by custodians or other third-party service providers. Provided that such costs and expenses solely relate to the Program, the Client acknowledges and agrees that it shall remain solely responsible for payment of all such reasonable and documented excluded costs and expenses.

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3.

During the term of this Agreement, Manager agrees that it shall not offer fee terms to any current or future client with a substantially similar strategy (e.g., discretionary management) and whose account size is equal to or less than that of Client, which are materially more favorable than the fee terms provided to Client under this Agreement, unless Client is concurrently offered the benefit of such more favorable terms.

4.

Unless otherwise agreed by the Parties in writing, all Program Fees will be assessed and paid in Bitcoin, and the Client agrees that it shall cause the custodian to deduct Program Fees directly from the Account. The Manager is responsible for verifying the accuracy of its Program Fee calculations, as the custodian will not perform this verification, and the amount of such Program Fees shall be invoiced to and confirmed and paid by Client. The Manager shall promptly provide to the Client all supporting documentation and information reasonably necessary for the Client to verify the accuracy of any fees charged to the Account, including but not limited to fee calculations, statements, and any related correspondence or records.

E.	Indemnification and Limitation of Liability.

1.	Each Party hereto agrees to indemnify, defend, and hold harmless the counterparty, its affiliates, and their respective directors, officers, employees, agents, and representatives (collectively, the “Indemnified Parties”) from and against any and all claims, liabilities, losses, damages, costs, and expenses (including, but not limited to, reasonable attorneys’ fees and expenses) incurred by or asserted against any of the Indemnified Parties arising out of or in connection with:

i.

Any act or omission of the counterparty, its affiliates, or any of their respective directors, officers, employees, agents, or representatives in connection with the performance of the counterparty’s obligations under this Agreement, except to the extent that such claims, liabilities, losses, damages, costs, or expenses result from the gross negligence, willful misconduct, bad faith or fraud of the counterparty.

ii.	Any breach by the counterparty of any representation, warranty, covenant, or agreement contained in this Agreement.

2.	Indemnification Procedure:

i.	In the event any claim, demand, action, or proceeding (each, a “Claim”) is asserted or commenced against any of the Indemnified Parties for which indemnification may be sought under this Agreement, the Indemnified Party shall promptly notify the counterparty in writing; provided, however, that the failure to give such notice shall not relieve any indemnification obligations hereunder except to the extent such failure results in material prejudice.

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ii.

The Party responsible for indemnifying the other shall have the right to assume the defense and control of any Claim with counsel reasonably acceptable to the Indemnified Party, provided that the Indemnified Party shall have the right to participate in the defense of such Claim at its own expense. If the Party responsible for indemnifying the other fails to assume the defense of any Claim within a reasonable period, the Indemnified Party may assume the defense of such Claim, and the indemnifying party shall be liable for all reasonable costs and expenses incurred in such defense.

iii.

The Party responsible for indemnifying the other shall not settle or compromise any Claim without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed.

The Indemnified Party shall cooperate in the defense of any Claim and shall provide such assistance as reasonably requested.

3.

Notwithstanding the foregoing, nothing in this Section shall limit any right under applicable state or federal law which, under certain circumstances, may impose liability on persons that act in good faith to the extent (but only to the extent) that such indemnification would be in violation of applicable law. If any provision of this Agreement is found to be invalid or unenforceable under any applicable federal law, the remainder of this Agreement shall continue in full force and effect.

F.

Additions and Withdrawals. The Client may add to or withdraw from the Account at any time, subject to standard settlement procedures and the Manager’s right to terminate services if the Minimum Balance is not maintained.

G.	Custodian.

1.

The Manager will not maintain actual or physical custody of Client Assets. Client Assets will be held in the custody of a custodian meeting the requirements of a “qualified custodian” as defined in Rule 206(4)-2 of the Advisers Act. Under no circumstances may the Manager withdraw Client Assets from the custodian or otherwise move, exercise control over or consent to provide control over the Client funds to any Party other than the Client for any purpose whatsoever, neither under the execution of the strategy nor in relation to the settlement of financial obligations pertinent thereto.

2.

The Manager shall cause the counterparty of the Assets to send to the Client confirmations of each transaction and a trading statement with respect to the Assets. The Client is responsible for maintaining electronic access on the custodian’s portal, where holdings can be viewed in real time. We recommend that the Client compare and verify the information in our report with the information on the statements received directly from the custodian.

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H.

Notices. Except as otherwise expressly provided in this Agreement, whenever any notice is required or permitted to be given under any provision of this Agreement, such notice shall be in writing, shall be signed by or on behalf of the Party giving the notice and shall be mailed by first class mail or sent by courier or by email (including email with an attached PDF) or other electronic transmission with confirmation of transmission to the other Party at the address set forth below or to such other address as a Party may from time to time specify to the other Party by such notice hereunder:

to the Manager at:

Hyrcanian Asset Management, LLC

2020 Rittenhouse Square

Philadelphia, PA 19103

with a copy to:

Royer Cooper Cohen Braunfeld

Attn: Justin Dausch and Roger Braunfeld

101 W Elm St Suite 400,

Conshohocken, PA 19428

with concurrent email copy to:

Ralph A. Daiuto, Jr., Esq.

RAD Partners, LLC

rdaiuto@radpartnersllc.com

to the Client at:

USBC, Inc.

Greg Kidd

300 E 2nd Street, 15th Floor, Reno, Nevada, 89501

With concurrent email copies to:

Greg.Kidd@usbc.xyz

legal@usbc.xyz

I.	Miscellaneous.

1.	Non-Exclusivity. The services of the Manager are not exclusive to the Client. The Manager and any member, employee or agent of the Manager may render similar services to others and engage in additional activities so long as the Manager performs its obligations under this Agreement.

2.	Confidentiality. Each Party acknowledges that it may receive or have access to confidential and proprietary information relating to the other Party (the “Confidential Information”). Each Party agrees to keep the Confidential Information strictly confidential and not to disclose or divulge any part of the Confidential Information to any third party (other than such Party’s representatives, service providers, or affiliates who need to know and are bound by similar obligations) without the prior written consent of the other Party, except as may be required by law, regulation, or court order. Confidential Information does not include information that is public, already known, independently developed, or lawfully received from others.

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3.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its principles of conflicts of law.

4.	Jurisdiction and Venue. To the fullest extent permitted by law, any controversy, dispute, or claim arising out of or relating to this Agreement or the transactions contemplated hereby, including but not limited to claims involving interpretation, performance, breach, or termination of this Agreement, shall be settled exclusively by binding arbitration administered by the American Arbitration Association (“AAA”) in accordance with its Commercial Arbitration Rules then in effect. The arbitration shall take place at a mutually agreeable location, or if no agreement is reached, at the discretion of AAA. Judgment upon the arbitration award rendered may be entered by any court having jurisdiction thereof.

5.	Waiver of Jury Trial. Each party hereby knowingly, voluntarily, and intentionally waives its right to a trial by jury in respect to any litigation arising out of, relating to, or in connection with this Agreement or the transactions contemplated hereby. Each party acknowledges that this waiver constitutes a material inducement for entering into this Agreement.

6.	Independent Contractor. The Manager is and shall hereafter act as an independent contractor and not as an employee of the Client, and nothing in this Agreement may be interpreted or construed to create any employment, partnership, joint venture or other relationship among the Manager and the Client. The Manager shall have no express, implied, or apparent authority to incur any obligation or liability on behalf of the Client, or to represent the Client in any way, except as set forth expressly herein.

7.	Successors and Assigns. This Agreement shall inure to the benefit of the Parties hereto and the Indemnified Parties, and shall be binding upon the Parties hereto, and their respective successors, permitted assigns and, in the case of individual Indemnified Parties, heirs and legal representatives. Neither Party may assign this Agreement without the consent of the other Party. Additionally, the Manager shall not assign, delegate, or subcontract any of its rights or obligations under this Agreement, in whole or in part, without the prior written consent of the Client. Any attempted assignment, delegation, or subcontracting in violation of this provision shall be null and void.

8.	Severability. Every term and provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such term or provision will be enforced to the maximum extent permitted by law and, in any event, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

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9.	Entire Agreement. This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes any prior agreement, negotiations, or understanding among them with respect to such subject matter.

10.	Headings. The headings of the sections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof or affect the interpretation thereof.

11.	Counterparts. This Agreement may be executed in counterparts, including counterparts sent via PDF or other electronic transmission, each of which, when taken together shall constitute one and the same instrument. This Agreement may also be executed and delivered by electronic mail (including PDF or any electronic signature complying with the U.S. federal ESIGN Act of 2000) or other transmission method, and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

12.	Survival of Certain Provisions. The provisions of Section E (Indemnification) and Section I.2 (Confidentiality), Section I.3 (Governing Law), Section I.4 (Jurisdiction and Venue) and Section I.5 (Waiver of Jury Trial) of this Agreement shall survive any termination or expiration of this Agreement.

13.	No Registration. The Client acknowledges, understands, and agrees that the Manager is not registered as an investment adviser under the Advisers Act, and does not provide investment advice with respect to securities. Further, the Client acknowledges and understands that the Manager is neither registered nor required to be registered in any capacity under the CEA or with the National Futures Association (“NFA”) as a Commodity Trading Advisor (“CTA”). Consequently, the Client expressly recognizes that the Manager is not subject to regulatory oversight or investor protection rules applicable to registered investment advisers or commodity trading advisors.

14.	Waivers; Amendments. No waiver of the provisions of this Agreement shall be valid unless in writing and signed by the Party to be bound. No failure or delay by any Party in exercising any right or remedy hereunder shall operate as a waiver thereof, and a waiver of a particular right or remedy on one occasion shall not be deemed a waiver of any other right or remedy or a waiver on any subsequent occasion. Additionally, except to the extent otherwise expressly provided herein, this Agreement may not be amended except in a writing signed by the Parties hereto.

[Signature Page to Follow]

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IN WITNESS WHEREOF, each party acknowledges and accepts its respective rights, duties, and responsibilities hereunder. This Agreement will not be binding until executed by all parties.

Manager:		Client:
Hyrcanian Asset Management, LLC		USBC, Inc.

By:	/s/ Ashton Soniat	By:	/s/ Kitty Payne
Name:	Ashton Soniat	Name:	Kitty Payne
Title:	Chief Executive Officer	Title:	Chief Financial Officer

[Signature Page to Amended and Restated Digital Asset Management Agreement]

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Schedule A

Accounts:

Account ending in [•]

Schedule B

Program Fees

(a) Management Fee

The Manager shall not be entitled to any management fee, fixed fee, or other periodic asset-based charge under this Agreement.

(b) Performance Fee

Subject at all times to the High Water Mark (as defined below), the Manager shall be entitled to receive a performance-based compensation (the “Performance Fee”) equal to thirty-three percent (33%) of the Net Increase in Capital of the Account (as defined below) above the High Water Mark, as determined for each Performance Period and only to the extent such Net Increase in Capital exceeds the High Water Mark for such Performance Period, all as determined in accordance with this Schedule.

(c) Quarterly Calculation

The Performance Fee shall be calculated and become payable on a quarterly basis as of each March 31, June 30, September 30 and December 31 (each, a “Calculation Date”) by 5PM ET on each Calculation Date. The Performance Fee is subject to the Annual Reconciliation and Clawback provisions set forth herein.

(d) Annual Reconciliation and Clawback

(i) Annual Cap. Notwithstanding anything to the contrary, in no event shall the Manager be entitled to receive, or retain, in the aggregate for any calendar year, Performance Fees in excess of thirty-three percent (33%) of the Net Increase in Capital above the High Water Mark for such calendar year (the “Annual Cap”).

(ii) Reconciliation Procedure. As soon as practicable following the December 31 Calculation Date for each calendar year, the Manager shall determine and document: (A) the aggregate amount of Performance Fees paid or accrued with respect to such calendar year; and (B) an amount equal to thirty-three percent (33%) of the Net Increase in Capital above the High Water Mark for such calendar year. If the amount in clause (A) exceeds the amount in clause (B) (such excess, the “Excess Amount”), then the Performance Fee otherwise payable as of the December 31 Calculation Date shall be reduced by the Excess Amount. If such reduction is insufficient to eliminate the Excess Amount, the Manager shall promptly, and in any event within ten (10) business days after final determination of the Excess Amount, return to the Client Bitcoin (valued in accordance with the valuation principles applicable under this Agreement as of the December 31 Calculation Date) in an amount equal to the remaining Excess Amount, so that the total Performance Fees for the year do not exceed the Annual Cap.

(iii) Negative Annual Performance. If the Net Increase in Capital for any calendar year is determined to be negative (i.e., there is a net decrease in capital for such year), the Manager shall promptly, and in any event within ten (10) business days after such determination date, refund to the Client all Performance Fees paid or accrued for such calendar year, such that the net Performance Fee for that year is zero.

(iv) Methodology; Setoff; No Double Count. For purposes of this Schedule, (A) “paid or accrued” refers to Performance Fees paid, payable, or accrued with respect to Performance Periods within the applicable calendar year, regardless of actual payment date; (B) all amounts shall be determined consistently with the valuation and calculation policies set forth herein; and (C) the Manager may, with the Client’s consent (not to be unreasonably withheld), satisfy any refund or return obligation by setoff against Performance Fees otherwise then payable, provided that in no event shall such setoff cause the Annual Cap to be exceeded or delay the timing required above.

(v) Taxes; Withholding. Any refund or return under this Schedule shall be made net of any nonrefundable taxes actually withheld or paid by the Manager on the Client’s behalf in respect of the refunded amounts; provided that the Manager shall reasonably cooperate to enable the Client to claim any available credit or refund of such taxes.

(vi) Survival. The obligations of the Manager under this Schedule shall survive the expiration or termination of this Agreement with respect to any calendar year or portion thereof for which Performance Fees were paid or accrued.

(e) High Water Mark

As noted above, Performance Fees shall at all times be subject to the High Water Mark.  As used herein, “High Water Mark” means the highest Account Value as of the end of the prior Performance Period (determined after giving effect to any Performance Fee, distributions or withdrawals for such prior Performance Period), provided that the initial High Water Mark shall be the Account Value as of the Effective Date.

(f) Definitions

For purposes of this Schedule:

(i) “Account Value” means, as of any relevant date, the total value of the Account (as measured, evaluated, and denominated in Bitcoin), including:

(A) total premiums received from options contracts, net of any premiums paid and/or realized gains or losses (as applicable) upon the expiration or settlement of in-the-money options; and

(B) periodic mark-to-market changes, calculated as the difference between (1) the entry prices of any open positions held by the strategy and (2) the mid-market valuation of such positions as of the relevant observation date.

The Account Value shall be determined prior to the deduction of any Performance Fee for the current period.

(ii) “Net Change in Capital” means, for any Performance Period, the difference between:

(A) the Account Value as of the current Calculation Date (before deduction of any Performance Fee), and

(B) the Account Value as of the immediately preceding Calculation Date (after deduction of the Performance Fee applicable to such prior period).

The Net Change in Capital therefore represents the change in Account Value between two evaluation dates, measured net of prior-period fees.

(iii) “Net Increase in Capital” means a positive Net Change in Capital.

(iv) “Net Decrease in Capital” means a negative Net Change in Capital.

(v) “Performance Period” means the period commencing immediately following the date when a Performance Fee was last calculated and payable with respect to the Account (and, if none, the initial date of this Agreement) and ending on each quarter-end, or upon the termination of this Agreement.

(g) Additional Provisions

(i) Verification. All Performance Fee calculations shall be subject to verification and approval by the Client or its designated representative, and all supporting data and calculation worksheets shall be provided by the Manager promptly upon request.

(ii) Audit Rights. The Client reserves the right to audit the calculation of the Performance Fee and to require any necessary adjustments to ensure compliance with the foregoing provisions.

(iii) Modifications to Schedule B. The Performance Fee or any other element of the fee calculation may be modified or amended only by mutual written agreement between the Client and the Manager, duly executed by authorized representatives of both parties.